EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Warren Resources, Inc.

We have audited the accompanying statements of combined revenues and direct operating expenses of the oil and gas properties (“Properties”) purchased by Warren Resources, Inc. (“Warren”) pursuant to asset purchase agreements dated June 20, 2007 and June 30, 2007 from seven separate Delaware limited partnerships (“Sellers”) for the years ended December 31, 2006, and 2005. These financial statements are the responsibility of Warren Resources, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Properties are not required to have, nor were we engaged to perform, an audit of the Properties internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 to the statements and are not intended to be a complete financial presentation of the Properties described above.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and direct operating expenses of the Properties purchased by Warren  for the periods described above, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma
September 4, 2007

PROPERTIES ACQUIRED BY WARREN RESOURCES, INC. IN JUNE 2007

STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES

			Three Months Ended
	Year ended December 31,		March 31,
	2006	2005	2007	2006
			(unaudited)
Revenues
Oil and gas sales	$5,970,527	$7,462,757	$1,744,898	$2,233,202

Direct Operating Expenses
Lease operating expenses and taxes	4,804,198	4,606,361	961,249	1,581,179

Excess of Revenues Over
Direct Operating expenses	$1,166,329	$2,856,396	$783,649	$623,023

The accompanying notes are an integral part of these statements.

Notes to Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased by Warren Resources, Inc. in June 2007 for the Years Ended December 31, 2006 and 2005

Note 1. The Properties

On June 20, 2007 and June 30, 2007, Warren Resources, Inc. (the “Company” or “Warren”), pursuant to seven separate Asset Purchase and Sale Agreements (the “Asset Purchase Agreements”), entered into and completed the acquisition of substantially all of the oil and gas properties (the “Properties”) from seven separate limited partnerships (collectively, the “Sellers”) in which Warren served as the Managing General Partner. Under the Asset Purchase Agreements, the Properties were acquired effective as of April 1, 2007.  The Properties are principally located in Wyoming, Texas and California.

June 20, 2007 Property Acquisitions.  On June 20, 2007, Warren entered into and closed five separate Asset Purchase Agreements to acquire substantially all of the oil and gas Properties from five separate Delaware limited partnership Sellers formed from 2000 to 2003. In connection with the June 20, 2007 acquisitions, Warren paid to the Sellers an aggregate of 3,482,074 shares of our unregistered restricted common stock (“Common Stock”) and assumed certain liabilities, as follows:

		Restricted
		Common
Property Seller	Asset Purchase Price	Shares
Oil & Gas Technology Fund - 2000, Series A, L.P.	$12,599,597	1,166,629
Oil & Gas Technology Fund - 2000, Series B, L.P.	8,521,075	788,988
Oil & Gas Technology Fund - 2001, Series A, L.P.	8,407,706	778,491
Oil & Gas Technology Fund - 2002, Series A, L.P.	4,476,398	414,481
Coalbed Methand Fund - 2003, Series A, L.P.	3,601,640	333,485

The restricted shares of Common Stock in the June 20, 2007 acquisitions were valued based upon a 20% discount from the weighted average sales price for Warren’s publicly traded Common Stock for the sixty-one (61) calendar days ending May 31, 2007. During that period, the weighted average sales price was $13.50 per share, and the 20% discounted price was $10.80 per share. The market value of the shares, based on the closing price of the Common Stock on June 20, 2007, totaled $46,843,043 which was used for accounting purposes.

June 30, 2007 Property Acquisitions. On June 30, 2007, Warren entered into and closed two separate Asset Purchase Agreements to acquire substantially all of the oil and gas Properties from Oil Technology Fund-1999, Series A, L.P. and Oil Technology Fund-1999, Series B, L.P. In connection with the June 30, 2007 acquisitions, Warren paid an aggregate of $1.8 million in cash and the balance by issuing 414,139 shares of Warren’s unregistered restricted Common Stock and assumed certain liabilities. The restricted shares of Common Stock in the June 30, 2007 acquisitions were valued based upon a 20% discount from the weighted average sales price for Warren’s publicly traded Common Stock for the period January 1, 2007 through March 31, 2007. During that period, the weighted average sales price was $11.22 per share, and the 20% discounted price was $8.98 per share. The market value of the shares, based on the closing price of the Common Stock on June 30, 2007, totaled $5,570,187 which was used for accounting purposes.

Note 2. Basis of Presentation

The accompanying statements of combined revenues and direct operating expenses present the revenues and direct operating expenses of the Properties acquired, as described above, by Warren from the seven separate Sellers for the years ended December 31, 2006 and 2005.

The Properties were part of larger affiliated enterprises prior to the acquisition by Warren, and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not allocated to the Properties acquired, nor would such allocated historical costs be relevant to future operations of the Properties. Accordingly, the historical statements of revenues and direct operating expenses are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Revenues and direct operating expenses are presented on the accrual basis of accounting and in accordance with generally accepted accounting principles. Depreciation, depletion and amortization, interest, accretion of asset retirement obligation, and general and administrative expenses have been excluded.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying Statements of Combined Revenues and Direct Operating Expenses for the three months ended March 31, 2007 and 2006 are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation on the basis described above.

Note 3. Commitments and Contingencies

Pursuant to the terms of the related Asset Purchase Agreements , any claims, litigation or disputes pending as of the effective date or any matters arising in connection with ownership of the Properties prior to the effective date are assumed by Warren. Warren is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statement of revenues and direct operating expenses.

Note 4. Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates present Warren’s estimate of the proven oil and natural gas reserves and net cash flow of the Properties in accordance with guidelines established by the Securities and Exchange Commission. These reserve estimates were prepared by Williamson Petroleum Consultants, Inc., independent petroleum consultants and Warren. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Accordingly, the estimates are likely to change as future information becomes available. The prices used in the calculations below were realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at December 31, 2006 and 2005 were $4.47 and $9.95 per Mcfe of natural gas, respectively, and $51.78 and $50.49 per barrel of oil. All of the oil and gas reserves purchased are located in the United States.

(a)  Reserve Quantity Information

The information for the reserves for the years ended December 31, 2006 and December 31, 2005 is as follows:

Summary of Changes in Proved Reserves

	Year ended December 31,
	2006		2005
	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of year	42,146	8,581,636	4,523	7 ,012,321
Discoveries and extensions	—	4,615	38,240	1,219,708
Revisions of previous estimates(a)	12,349	448,907	4,666	1,386,158
Production	(7,458)	(1,006,524)	(5,283)	(1,036,561)

End of year	47,037	8,028,634	42,146	8,581,626

Proved developed reserves
Beginning of year	42,146	8,581,636	4,523	5,859,506
End of year	47,037	8,028,634	42,146	8,581,636

Note (a) - The revisions of previous estimates for 2005 to 2006 were primarily the result of the geometric recoverable decline in proved reserves as a result of the decrease in the commodity price of natural gas which was $9.95 per Mcfe at December 31, 2005 and $4.47 at December 31, 2006.

(b)  Standardized Measure of Discounted Future Net Cash Flows Relating to Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

	December 31,	December 31,
	2006	2005

Future cash inflows	$38,332,874	$87,524,765
Future production costs	(13,211,024)	(16,574,349)
Future development and abandonment costs	(3,375)	—
Future net cash flows	25,118,475	70,950,416
10% annual discount for estimated timing of cash flows	(8,628,611)	(23,922,924)
Standardized measure of discounted future net cash flows	$16,489,864	$47,027,492

Changes in the standardized measure of discounted future net cash flows relating to proved gas reserves are as follows:

	Year Ended December 31,	Year Ended December 31
	2006	2005

Balance, beginning of period	$47,027,492	$17,727,943
Increases (decreases):
Sales, net of production costs	(2,643,473)	(2,785,842)
Net changes in prices and production costs	(25,727,337)	18,700,920
Extensions and discoveries	1,587	7,197,421
Revisions of quantities estimates	1,152,364	7,500,203
Changes in estimated future development costs	3,375	(168,976)
Accretion of discount	4,702,749	1,772,794
Revisions and other	(8,026,893)	(2,916,971)
Balance at end of year	$16,489,864	$47,027,492

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.